EXHIBIT 99.2

Platform Specialty Products Corporation Signs Definitive Agreement to Acquire Arysta LifeScience Limited for Approximately $3.51 Billion

- Acquisition expected to be immediately accretive to Platform's adjusted earnings per share, pre-synergies

- Highly complementary to Platform's existing crop protection businesses

- Creates a global, highly-differentiated, asset-lite agricultural business within Platform

- Conference call to be held at 8:00 am (Eastern Time) on October 20; details at end of release

MIAMI, Oct. 20, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it has entered into a definitive agreement to acquire Arysta LifeScience Limited ("Arysta"), a leading global provider of crop solutions with expertise in agrochemical and biological products, from a company backed by the Permira funds for approximately $3.51 billion, subject to regulatory approval.

With 3,600 product registrations in more than 100 countries, Arysta offers market-leading insecticides, fungicides, herbicides, biostimulants and value-added nutrients. Its portfolio consists of both agrochemical and biosolutions products, which address the full spectrum of growers' protection and yield enhancement needs. With a "close to the grower" philosophy, Arysta maintains a sales and marketing force of more than 1,300 professionals that possess both technical and local market expertise to create customized, value-added solutions.

Arysta has delivered stable and profitable growth under the Permira funds' ownership. The company reported net sales of $1.5 billion for the full year 2013 and had a particularly strong performance in its key growth regions of Latin America and Africa. High-growth regions such as Latin America, Africa, Central and Eastern Europe, China and South Asia represented over 65% of Arysta's sales in 2013. The proposed Arysta acquisition would have been more than 20% accretive to Platform's 2014 adjusted earnings before synergies.

In line with Platform's "asset-lite, high-touch" business model, Arysta engages in virtually no direct agrochemical active ingredient ("AI") manufacturing and instead sources AIs from more than 100 suppliers to develop highly-specialized formulations and product applications. This flexible supply chain model optimizes Arysta's cost structure and capital requirements as well as enhances its ability to adapt to market changes.

Arysta's President and Chief Executive Officer, Wayne Hewett, is expected to join Platform's senior leadership team as its President and to lead Platform's three agrochemical businesses in cooperation with the strong management teams from Chemtura AgroSolutions ("CAS"), Agriphar, and Arysta. Mr. Hewett has successfully led Arysta since 2009 and previously held various senior management positions during his more than 20-year career at GE.

Upon the completion of the Arysta and CAS transactions, along with Agriphar, which was acquired on October 1, 2014, Platform's agrochemicals offering will include one of the world's most comprehensive lineups of both traditional and non-traditional crop solutions that assist growers in protecting and enhancing crop yields. In total, the business will have an operating footprint in 100+ countries and benefit from a global supply chain that will allow operational efficiencies to become realized almost immediately. The geographical mix of revenue across all of the regions and end-market crop diversification, further enhances the investment characteristics of the business segment. Given the complementary nature of the businesses, Platform expects to realize in excess of $65 million in synergies from the combination of Arysta, CAS, and Agriphar over the next three years.

Martin E. Franklin, Platform's Founder and Chairman, said, "This is a watershed event for Platform. Over the past twelve months we have demonstrated significant progress and exercised tremendous discipline as we executed against our build-up strategy. Through the acquisitions of Arysta, CAS, and Agriphar we have established a leading position within an attractive asset-lite, high-touch specialty chemicals vertical. As we work to accelerate the organic growth within these businesses, we remain opportunistic on the acquisition front and will look to strategically expand our portfolio across other attractive, niche verticals. The management teams we have assembled through our acquisitions provide us with some of the best talent in the industry, and I am confident that by working together, each of our businesses will thrive and create increasing value for our shareholders."

Daniel H. Leever, Platform's Chief Executive Officer, commented, "Bringing Arysta under the Platform umbrella will create a broad agrochemicals offering that is uniquely positioned to provide farmers, globally, with a full suite of products to address their product and geography specific needs. Arysta's focus on creating highly-differentiated, highly-specialized, and highly-localized formulations through extensive development and technical service is in line with CAS' and Agriphar's 'asset-lite, high-touch' business models. All three of these companies possess the expertise and agility necessary to develop solutions that are tailored to an expansive range of crops and global markets and that will drive profitable growth for Platform over the long term. Arysta contains many talented executives that will be joining talent pools at CAS and Agriphar. Our greatest assets are our people and the team evolving under Wayne will be both strong and deep. This transaction will further deepen our bench strength at Platform as a whole. We continue to see many attractive opportunities that meet our strategic and financial criteria."

Wayne Hewett, Arysta's President and Chief Executive Officer, commented, "The strength of Arysta's strategy is evident through the growth we have exhibited in recent years and having Platform as our new home and the benefit of the products and personnel within CAS and Agriphar will provide us with additional resources and talent to accelerate this momentum. With powerful global trends placing increasing demand and new challenges on growers around the world, the product lines and innovation capabilities of Platform's agrochemicals companies will be among the leaders in offering the most comprehensive range of traditional and non-traditional solutions."

John Coyle, a Partner at Permira, said, "This transaction is a testament to the significant transformation Arysta has undergone under Wayne Hewett, his team and our funds' ownership. Since 2008, the Company has consistently grown revenues and considerably increased profits by expanding into high growth markets and focusing on solutions driven products to meet growers' needs around the globe. We are excited that Arysta will benefit from the larger scale of Platform as well as fortify its position within the agriculture industry due to the combination with CAS and Agriphar."

The transaction, which is expected to close in the first quarter of 2015, is expected to be funded through a combination of cash on hand, convertible equity, debt, and equity. The acquisition will not have any impact on Platform's status as a U.S.-domiciled company.

Credit Suisse, Barclays, UBS Investment Bank, and Nomura Securities International Inc. acted as M&A advisors with Greenberg Traurig and Kane Kessler acting as legal advisors to Platform. Barclays, Credit Suisse, UBS Investment Bank, and Nomura Securities International Inc. have committed financing for the acquisition. Morgan Stanley acted as lead financial advisor, J.P. Morgan acted as co-financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel for the Permira funds.

Conference Call Information

Platform will host a webcast/dial-in conference call to discuss the transaction at 8:00 a.m. Eastern Time on Monday, October 20, 2014. Participants on the call will include Daniel H. Leever, Chief Executive Officer; Frank J. Monteiro, Chief Financial Officer; and Wayne Hewett, President and Chief Executive Officer of Arysta.

To listen to the call by telephone, please dial (855) 357-3116 (domestic) or (484) 365-2867 (international) and provide the conference ID: 23753003. The call will be simultaneously webcast at www.platformspecialtyproducts.com where supplemental slides will also be available for download. A replay of the call and webcast will be available for three weeks shortly after completion of the live call at www.platformspecialtyproducts.com.

About Arysta LifeScience

Arysta LifeScience is one of the world's largest privately held crop protection and life science companies with 2013 revenues of US$1.5 billion. An entrepreneurial provider of crop protection and life science products in more than 100 countries worldwide, Arysta LifeScience specializes in marketing and distribution of respected crop protection brands and life science products that meet the needs of our global partners. More information on the company is available at: www.arystalifescience.com.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

About Permira

Permira is an international private equity firm. The Permira funds, raised from pension funds and other institutions, make long-term investments in companies with the ambition of transforming their performance and driving sustainable growth. Founded in 1985, the firm advises funds with a total committed capital of approximately €25 billion and has made over 200 private equity investments. Permira specialises in five key sectors: Consumer, Financial Services, Healthcare, Industrials and TMT and its portfolio currently comprises over 25 companies. Permira employs over 120 professionals based in Frankfurt, Guernsey, Hong Kong, London, Luxembourg, Madrid, Menlo Park, Milan, New York, Paris, Seoul, Stockholm and Tokyo.

The Permira funds have built up considerable expertise in investing in food chain and agricultural assets around the world, including Pharmaq, CABB, Netafim and Provimi. Since 1997, approximately 20% of the Permira funds' private equity investments have been in the industrials sector.

For more information visit: www.permira.com

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's ability to close the proposed CAS and Arysta acquisitions, and to successfully integrate and obtain the anticipated results and synergies from its consummated and future acquisitions, including, but not limited to, the recently completed Agriphar acquisition and the proposed CAS and Arysta acquisitions. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and are based on management's estimates and assumptions with respect to future events and financial performance. Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including under the heading "Risk Factors" in Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.

CONTACT: For Platform Specialty Products
         Source/Investor Relations Contact:
         Frank J. Monteiro
         Platform Specialty Products Corporation- CFO
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368

         For Arysta LifeScience
         Linda Frerichs
         Global Communications Manager
         +1 (919) 678-4948
         linda.frerichs@arysta.com

         For Permira
         Noemie de Andia
         Head of Communications
         +44 207 632 1159
         Noemie.deandia@permira.com

         Brooke Gordon/Nathaniel Garnick
         Sard Verbinnen & Co
         +1 (212) 687-8080